                                                                     EXHIBIT 4.1




                                February 22, 2001

VIA TELEFAX AND OVERNIGHT DELIVERY
----------------------------------

THOMASTON MILLS, INC.
115 East Main Street
Thomaston, Georgia 30286
Attention:  Mr. Bill Ott

         Re: Loan and Security Agreement dated as of July 27, 1999 among Thomaston Mills, Inc., as Borrower, the Lenders party thereto, Foothill Capital Corporation and General Electric Capital Corporation, as Co-Agents, and Foothill Capital Corporation, as Agent, as modified and amended by that certain Waiver and Consent dated as of September 16, 1999, as further modified and amended by that certain Second Waiver and Amendment dated as of December 31, 1999, as further modified and amended by that certain Third Waiver and Amendment dated as of February 9, 2000, as further modified and amended by that certain Fourth Waiver and Amendment dated as of May 31, 2000, as further modified and amended by that certain Fifth Waiver and Amendment dated as of September 12, 2000, as further modified and amended by that certain Sixth Waiver and Amendment dated as of September 12, 2000, as further modified and amended by that certain Seventh Waiver and Amendment dated as of September 29, 2000 (the "Loan Agreement'; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement)

Ladies and Gentlemen:

                  With respect to the above Loan Agreement, and specifically, that certain Eighth Waiver and Amendment thereto dated as of February 13, 2001 (the "Eighth Waiver and Amendment"), you are hereby notified that certain preconditions to the effectiveness of such Eighth Waiver and Amendment remain unsatisfied at this time. As a result, certain Defaults and Events of Default referenced and described more fully therein remain outstanding and continuing at this time. Please be further advised that one or more additional Defaults or Events of Default have occurred and continue to occur under the Loan Agreement and the other Loan Documents, including but not limited to (a) the occurrence of an Overadvance which has not been paid as required by Sections 2.5(b) and 2.6 of the Loan Agreement and (b) the Borrower's failure to pay personal property taxes, as required by Section 8.8 of the Loan Agreement (collectively, the "Events of Default").

                  As a result of the Events of Default, the Agent and Co-Agents on behalf of the Lenders have a right to accelerate and make demand for payment of Obligations due and owing and outstanding under the Loan Agreement, to terminate the credit facility, and to cease making Advances to the Borrower. At this time, the Agent and Co-Agents on behalf of the Lenders are not making demand for payment of the Obligations (other than the payment of the Overadvance which is to be paid in accordance with Section 2.6 of the Loan Agreement) under the Loan Agreement or otherwise accelerating such claims, however, any Advances which may be hereafter made available to the Borrower shall be in the Agent's and Co-Agents' sole and absolute discretion until further notice.

                  Until further notice, all Obligations outstanding under the Loan Agreement shall bear interest as provided for at the Default Rate under the Loan Agreement from February 22, 2001.

                  This letter confirms that neither the Agent, the Co-Agents nor any Lender has waived any right to assert and exercise remedies with respect to any Default or the Events of Default arising out of or in connection with the Loan Agreement and the other Loan Documents. Accordingly, the Agent, the Co-Agents and the Lenders each hereby reserves all rights and remedies available under the Loan Documents as a result of the occurrence of any Default or Events of Default, including, without limitation, those reference above. Except to the extent of the Agent's and Co-Agents' reservations of rights on behalf of the Lenders as set forth herein the Agent, the Co-Agents and the Lenders also confirm their requiring strict compliance with all of the terms and conditions of the Loan Agreement and each of the Loan Documents. It is expressly understood that the Agent, the Co-Agents and the Lenders are not entering into a mutual disregard of the terms and provisions of the Loan Agreement or any other Loan Document or any course of dealing in variance with the terms and provisions of the Loan Agreement or any other Loan Documents and nothing contained herein or within the Eighth Waiver and Amendment shall operate as a waiver of any Default or the Events of Default or any such right or remedy under the Loan Agreement.

                  In addition to strict compliance with the Loan Agreement and the Loan Documents, the Lenders also require that the Borrower, as the Borrower has agreed, provide to the Lenders on a weekly basis, no later than Monday, February 26, 2001 a 60 day cash flow projections for the period after March 2, 2001. The format shall be the same as the format of the projections recently delivered to the Agent for the period through March 2, 2001, which format showed projected receipts, disbursements and availability. In addition, the Borrower is to provide to the Lenders, as it previously agreed, promptly upon receipt thereof or upon the preparation thereof by the Borrower, (a) copies of all material correspondence, offers and counter-offers related to the sale of all or any part of the Borrower or its assets and (b) notice of all parties that have requested or received a copy of the Confidential Memorandum prepared for the Borrower. Moreover, the Borrower will provide to the Lenders on a weekly basis (with the first such report being delivered on Monday, February 26, 2001) a "backlog" report, in form satisfactory to the Agent, summarizing all outstanding purchase orders from customers of the Borrower as of the immediately preceding Friday. Finally, the Borrower is to engage no later than March 7, 2001 a "crisis manager" which is acceptable to the Lenders and on terms and conditions acceptable to the Lenders.

                  This letter shall be considered a Loan Document for all purposes.

                          Very truly yours,


                                    FOOTHILL CAPITAL CORPORATION, a California corporation with an office in Atlanta, Georgia, as Agent, a Co-Agent and a Lender


                                    By: /s/
                                       -----------------------------------------
                                    Title: Vice President
                                           -------------------------------------

                                    GENERAL ELECTRIC CAPITAL CORPORATION, a New
                                    York corporation with an office in Atlanta, Georgia, as a Lender and a Co-Agent


                                    By:    /s/
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                    BACK BAY CAPITAL FUNDING LLC, a
                                    Delaware limited liability company, as a Lender

                                    By:    /s/
                                       -----------------------------------------
                                    Title: Vice President/K.K. O'Connor
                                           -------------------------------------


cc:      Jesse H. Austin, III, Esq.
         Lizanne Thomas, Esq.


                                       3